CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Exchange-Traded Funds, Inc. of our report dated July 20, 2023, relating to the financial statements and financial highlights, which appear in T. Rowe Price Floating Rate ETF, T. Rowe Price U.S. High Yield ETF, T. Rowe Price Total Return ETF, and T. Rowe Price Ultra Short-Term Bond ETF (four of the funds constituting T. Rowe Price Exchange-Traded Funds, Inc.) Annual Report on Form N-CSR for the year ended May 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 28, 2023